Exhibit 10.13

CERTAIN COMPENSATION AND BENEFIT

ARRANGEMENTS WITH

HEALTH NET, INC.’S

NON-EMPLOYEE DIRECTORS

AS AMENDED AND RESTATED ON December 2, 2010

Upon recommendation of the Governance Committee of the Board of Directors of Health Net, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) has approved the following compensation and benefit arrangements with each non-employee director of the Board in respect of his/her service on the Board:

•	an annual retainer of $45,000 per year for each non-employee director;

•	an annual retainer of $10,000 per year for the Chair of each of the Compensation Committee, Governance Committee and Finance Committee;

•	an annual retainer of $15,000 for the Chair of the Audit Committee;

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meeting fee of $2,000 for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee, which meeting fee is $2,000 for each audit committee meeting attended;

•	in lieu of the above listed retainer and meeting fees, the Chairman of the Board receives $18,333.34 per month for his services;

•	reimbursement of customary expenses for attending Board, committee and shareholder meetings; and

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optional medical, dental and vision coverage for non-employee directors and their eligible dependents, which directors can continue to utilize following their retirement from the Board. Non-employee directors will pay monthly premiums for any such coverage they elect at the same rates paid by Company employees without taking into account the Company’s subsidization of employees’ monthly premiums.

Furthermore, the Company maintains a deferred compensation plan pursuant to which non-employee directors are eligible to defer up to 100% of their compensation. The compensation deferred under such plan is credited with earnings or losses measured by the rate of return on investments elected by plan participants. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account.

In addition, the non-employee directors of the Company are eligible to participate in the Company’s 2006 Long-Term Incentive Plan (the “Plan”). Under the Plan, non-employee directors receive an initial grant of restricted stock units (“RSUs”) when they join the Company’s Board and automatic annual grants of RSUs for each year such director is re-elected to the Company’s Board (the number of RSUs to be granted is determined pursuant to grant formula provisions approved by the Board of Directors). Each RSU grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the RSUs become immediately vested in the event of a “change in control” of the Company, as defined in the Plan. Upon vesting, the non-employee director is entitled to receive the number of shares of Common Stock underlying the vested portion of the RSU. Each non-employee director may elect to defer the distribution of shares underlying the vested RSU in accordance with deferral procedures to be established by the Company.